Exhibit 99.1

Questar updates estimates of probable and possible reserves and petroleum resource potential at

Questar E&P and Wexpro subsidiaries

SALT LAKE CITY — Questar Corporation (NYSE:STR) today provided revised  estimates of net probable and possible reserves and petroleum resource potential for affiliates Questar Exploration and Production Company (Questar E&P) and Wexpro Company (Wexpro). The company last provided estimates for Questar E&P non-proved reserves in July 2006, but has not previously disclosed non-proved reserve estimates for Wexpro.

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Questar E&P estimated proved reserves as of March 31, 2008 increased 16% to 2.16 trillion cubic feet of natural gas equivalent (Tcfe) from 1.87 Tcfe at year-end 2007. The increase includes the February 29, 2008 acquisition of two significant natural gas development properties in northwest Louisiana;

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Questar E&P estimated net probable reserves increased 68% to 4.20 Tcfe, compared to the prior estimate of 2.50 Tcfe disclosed in July 2006;

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Questar E&P estimated net possible reserves increased 46% to 5.14 Tcfe, compared to the prior estimate of 3.51 Tcfe disclosed in July 2006;

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Questar E&P estimated net petroleum resource potential increased to 18.43 Tcfe, up 836% from the estimate of 1.97 Tcfe disclosed in March 2005; and

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Wexpro estimated net probable reserves are 1.09 Tcfe, and estimated net possible reserves are 0.17 Tcfe. Wexpro estimated proved reserves at year-end 2007 totaled 0.64 Tcfe.

Questar is providing these estimates to help investors better understand the future exploration and development potential beyond that reflected by currently booked proved reserves. Investors should note that the company cannot currently include this information in financial statements filed with the Securities and Exchange Commission.

“The significant increase in reported estimates of non-proved reserves is a result of our ongoing efforts to evaluate the full potential of our significant leaseholds in the Rocky Mountain and Midcontinent regions,” said Charles B. Stanley, Questar COO and head of the company’s exploration and production businesses. “New play concepts on older leases, combined with recent acquisitions in some of the hottest resource plays in North America, are driving the dramatic growth in our inventory.” The tables and information below provide further detail. Because the definition of each category implies a probability of potential recovery, the quantities reported are not risked. The company cautions investors not to sum the estimated quantities without considering the significant differences in probability of potential recovery of the reserve quantities reported in each category. All estimates of Questar E&P non-proved reserves and resource potential were prepared by in-house technical staff and reviewed by the independent reservoir engineering consultants that prepare estimates of the company’s proved reserves. Wexpro non-proved reserve estimates were prepared by in-house technical staff.

Questar E&P net proved and non-proved reserves and petroleum resource potential in billions of cubic feet of gas equivalent (Bcfe)

Major Operating Area	Proved Reserves*	Probable Reserves**	Possible Reserves**	Petroleum Resource**
Pinedale Anticline	1,021.5	2,054.7	-	936.0
Uinta Basin	305.7	919.2	1,842.5	7,968.4
Rockies Legacy	164.4	1,062.9	2,760.4	7,868.8
Midcontinent	664.7	167.1	532.9	1,651.8
Questar E&P total	2,156.3	4,203.9	5,135.8	18,425.0

*As of March 31, 2008. Includes previously announced February 29, 2008 acquisition of certain properties in NW Louisiana and other minor producing property acquisitions and divestitures.

**As of June 1, 2008

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Pinedale Anticline estimates of probable reserves include 1,205 5-acre and 10-acre locations, with per-location gross estimated ultimate recovery (EUR) ranging from 2.5 to 8.5 Bcfe. EUR varies by both structural position and density. Estimated petroleum resource potential on the Pinedale Anticline includes 199 Rock Springs/Hilliard locations on 40-acre density with gross per location EUR of 7.8 Bcfe and 274 locations with shallow Ft. Union Formation potential with gross per-location EUR ranging from 0.4 to 1.1 Bcfe;

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Uinta Basin estimates include 22 probable, 45 possible and 189 locations classified as resource potential in shallow Green River Formation oil reservoirs (including both horizontal and vertical locations) on 40 to 160-acre density with gross EUR ranging from 0.2 to 1.8 Bcfe per location; 664 probable, 1,124 possible and 3,639 resource potential Wasatch/Mesaverde/Mancos/Dakota Formation natural gas locations on 40-acre density with gross EUR ranging from 2.7 to 4.7 Bcfe per location; and 24 probable and 14 possible locations in the Flat Rock Area on 160-acre density with gross EUR of 5 Bcfe/location;

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Rockies Legacy estimates include 496 probable, 770 possible and 2,376 resource potential locations on 40-acre density for Baxter Shale and Frontier/Dakota sands in the Vermillion Basin with gross EUR ranging from1.8 to 2.5 Bcfe per location; 88 possible horizontal locations on a combination of 640 and 1,280-acre density in the Bakken Shale in the Williston Basin with average gross EUR ranging from 537 to 800 MBOE/location; 138 probable and 251 possible locations in the Wamsutter area on 40-acre density with gross EUR of 1.1 Bcfe/location; 368 resource potential locations on 40-acre density with gross EUR of 3.5 Bcfe/location in the Paradox Shale play of the northern Paradox Basin; and 481 resource potential locations on 40-acre density with gross EUR of  2.5 Bcfe/location in multiple unconventional objectives in the Powder River Basin;

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Midcontinent estimates include 273 probable and 959 possible Hosston/Cotton Valley locations on 20 to 40-acre density with gross EUR ranging from 0.72 to 2.0 Bcfe/location; 864 horizontal resource potential locations on 80-acre density for Haynesville Shale with gross EUR of 4.7 Bcfe/location; 21 probable, 77 possible and 160 resource potential locations on 40-acre density in the Granite Wash/Atoka play in the Texas Panhandle with gross EUR ranging from 1.4 to 3.6 Bcfe/location; and 12 probable, 12 possible and 392 resource potential horizontal locations on 160-density for the Woodford Shale in the central Anadarko Basin of western Oklahoma with gross EUR ranging from 2.5 to 4.5 Bcfe/location.

Wexpro net proved and non-proved reserves (Bcfe)*

	Proved Reserves	Probable Reserves	Possible Reserves	Petroleum Resource
Wexpro	641.9	1,085.6	168.8	0.0

* As of December 31, 2007.

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Wexpro estimates include 411 probable and 43 possible locations in the Moxa Arch/Labarge Platform Area of Wyoming; 258 probable locations on the Pinedale Anticline; 70 probable and 78 possible locations in the Uinta Basin; and 224 probable and 40 possible locations in the Vermillion Basin and Powder Wash areas along the Wyoming/Colorado border;

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Wexpro develops and produces gas and oil on certain properties for affiliate Questar Gas under the terms of the Wexpro Agreement, a long-standing comprehensive agreement with the states of Utah and Wyoming. Pursuant to the Wexpro Agreement, Wexpro recovers its costs and receives an unlevered after-tax return of approximately 19-20% on its investment in commercial wells and related facilities – adjusted for working capital and reduced for deferred income taxes and depreciation – its investment base. The term of the Wexpro Agreement coincides with the productive life of the gas and oil properties covered therein. Wexpro’s investment base totaled $314.5 million at March 31, 2008;

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Estimated risked net capital to develop the non-proved reserves and proved undeveloped reserves on Wexpro-operated properties is $1.4 billion.

Additional information, including a reconciliation of the current reported estimates to those previously reported, by major operating area, is available on the company’s Web site: www.questar.com.

Rationale and Approach

Reserve and resource estimates were prepared for only those properties that are currently under evaluation as potential exploratory/development drilling projects. The company has additional acreage not included in the current evaluation.

The review included documentation and summary of all available surface and subsurface geological data, geophysical data, and engineering information including well data, cores, logs, pressure measurements, production tests and other supporting information. Company technical personnel then prepared estimates of the gross volumes and types of hydrocarbons initially in-place and estimated recoverable quantities based on volumetric calculations, comparisons to analogous producing fields, and other generally accepted reservoir-engineering methods. During this process Questar E&P technical personnel met periodically with the independent reservoir engineering consultants to review available data and agree on approaches to preparation of the estimates, documentation procedures, and appropriate classifications. After these meetings, technical reviews, and iterative exchanges of data and analyses, Questar E&P submitted its estimates and supporting data to the consultants for final review and approval. In conducting their review, the consultants relied upon the accuracy and completeness of data furnished by the company, including leaseholds, interests owned, production and well-test data from examined wells, geological structure and isopach maps, well logs, core analyses, pressure measurements and other supporting information.

The process of preparing estimates of non-proved reserves is complex. The company and its consultants interpreted data and made assumptions that may turn out to be inaccurate. Further, different engineers may make different estimates, and the same engineer’s estimates may change over time as new data becomes available.

Estimates of proved, probable and possible reserves conform to the definitions set forth in the Petroleum Resources Management System collectively approved by the Society of Petroleum Engineers, the World Petroleum Congress, the Society of Petroleum Evaluation Engineers, and the American Association of Petroleum Geologists.

About Questar

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of about $14 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding the company's future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although these statements are made in good faith and are reasonable representations of Questar Corporation’s expected performance at the time, actual results may vary from management's stated expectations and projections due to a variety of factors. The company cannot include information about unproved reserves and resource potential in financial statements and notes filed with the Securities and Exchange Commission. The company has no obligation to update these estimates in the future.

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